                                                                    Exhibit 3.08
                                  EXHIBIT 7(a)

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

                                            )
SHARON P. SANDLER,                          )      92 CIV 5292 (RWS)
                                            )
                        Plaintiff,          )
                                            )
           - against -                      )
                                            )
PROGRAMMING AND SYSTEMS                     )
INCORPORATED, IRWIN MAUTNER, ALVIN          )
LIPOFF, LESTER J. TANNER, KENNETH           )
FULD and MARTIN GREENSTEIN, C.P.A.,         )
                                            )
                        Defendants.         )

                ORDER AMENDING FINAL JUDGMENT AND ORDER APPROVING
                  SETTLEMENT BETWEEN PLAINTIFFS AND PROGRAMMING
             AND SYSTEMS INCORPORATED, IRWIN MAUTNER, ALVIN LIPOFF,
          LESTER J. TANNER, KENNETH FULD AND MARTIN GREENSTEIN, C.P.A.

      On January 21, 1994 the Court entered a Final Judgment Order pursuant to the Stipulation of Settlement of this Class Action. On June 12, 1994 the Court held a hearing on the Party's application for approval of amendment of the Stipulation of Settlement on Final Judgment and Order. Having heard the parties and all Class Members who wish to have been heard with respect to any aspect of the amendment to settlement,

      IT IS HEREBY FOUND, ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

      1. The notification to the members of the Class regarding the proposed amendment to Settlement is the best notice practicable under the circumstances and is in compliance Rule 23 of the Fed. R. Civ. P. and the requirements of due process of law.


ORDER APPROVING FINAL JUDGMENT & AMENDED SETTLEMENT

\
      2. The Amendment to Settlement is hereby approved as fair, reasonable and adequate.

      3. The Final Judgment entered on January 21, 1994 is hereby amended only to the extent of requiring the parties to effectuate the terms of the Amended Settlement and shall otherwise remain in full force and effect.

      4. The Court retains jurisdiction of this matter with respect to the effectuation of all aspects of the Amendment Settlement Stipulation, including but not limited to the claims of each Class Member and any other related matters.

      5. The provisions of paragraph 10 of the Final Judgment Order of January 21, 1994, respecting the retention of jurisdiction shall not affect the finality of the judgment previously entered or this Order as to matters not reserved.


Dated: June 12, 1995                        SO ORDERED:
       New York, New York
                                            /s/ R. SWEET
                                            ---------------------
                                            U.S.D.J.


ORDER APPROVING FINAL JUDGMENT & AMENDED SETTLEMENT                            2